Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIOS

(in thousands)

	Year Ended December 31,										Three Months Ended March 31,
	2012		2013		2014		2015		2016		2017
					(in thousands)
Computation of Earnings:
Pretax loss	$(14,982)		$(18,187)		$(27,314)		$(46,315)		$(71,894)		$(23,879)
Adjustments to earnings:
Fixed charges (as computed below)	37		534		491		800		2,090		695
Interest capitalized	—		—		—		(117)		(143)		—
Amortization of capitalized interest	—		—		—		—		127		—

Earnings as adjusted	(14,945)		(17,653)		(26,823)		(45,632)		(69,820)		(23,184)

Computation of Fixed Charges:
Interest expenses, including amortization of debt discount and deferred financing costs	—		466		418		571		1,747		632
Capitalized interest	—		—		—		117		143		—
Estimated interest component of rent expense(a)	37		68		73		112		200		63

Total fixed charges	37		534		491		800		2,090		695

Deficiency of earnings available to cover	(14,982	)(b)	(18,187	)(b)	(27,314	)(b)	(46,432	)(b)	(71,910	)(b)	(23,879	)(b)

(a)	Fixed charges consist of 30% of rental expense associated with our facility lease which is considered to be a reasonable estimate of the interest factor.
(b)	Earnings were inadequate to cover combined fixed charges for the periods presented.